Exhibit 99.1

News Release

Contact: Dori Abel
dori.abel@bpi.com
858.513.9240 x11636

Bridgepoint Education Announces Greg Finkelstein as Chief Operating Officer

SAN DIEGO (December 31, 2018) Bridgepoint Education, Inc. (NYSE: BPI) today announced the appointment of Greg Finkelstein to the position of Chief Operating Officer effective December 31, 2018, reporting to CEO Andrew Clark. Mr. Finkelstein will oversee the operational and marketing aspects of the business.

“Greg brings a great depth of experience to the company and will further bolster our transformation to a technology, data and services leader in the higher education marketplace. His operational acumen, combined with over two decades of higher education consulting and technology experience, will elevate our efforts to deliver innovative solutions to our partners,” said Bridgepoint CEO Andrew Clark.

Most recently, Finkelstein was an Executive in Residence for the Education Opportunity Fund at Sterling Partners. In this role he worked with several partner organizations in EOF’s library and was elected Chairman of the Board of Academic Program International (API), a leading experiential learning partner to educational institutions. API supports the study abroad journeys of students from over 400 institutions in 25 countries. Prior to that, he was a founder of Deltak, one of the first online program management (OPM) partnership businesses. As its Chief Operating Officer and ultimately its Managing Director, Greg led the business for over a decade on a steep growth trajectory and through acquisition by Wiley in 2012 until his departure from Wiley earlier this year.

Exhibit 99.1

His two decades of higher education experience includes serving as Vice President of Marketing and Vice President of Human Capital where he led significant expansion efforts in each area. Prior to Deltak, he served as Senior Vice President at the Beacon Institute for Learning, which also partnered with private and public universities, supporting technology and health sciences management programs. Finkelstein began his career in the technology industry as a network consulting engineer with USConnect. He is a graduate of Tulane University, where he received a Bachelor of Science Degree in Mechanical Engineering.

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience through programs, technologies, and resources representing a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning, and exposure to leading minds. For more information, visit www.bridgepointeducation.com, www.facebook.com/BridgepointEducation, or call Dori Abel at 858.513.9240 x11636.